                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES


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                                                                  August 31,
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In thousands except per share                                1995            1994
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
AVERAGE SHARES OUTSTANDING
 Primary
  Average shares outstanding                                 11,023         12,490
  Stock options and other equivalents -
   treasury stock method using
     average market prices                                      243            173
                                                             ------         ------
                                             TOTAL           11,266         12,663
                                                             ======         ======

 Fully diluted
  Average common shares outstanding                          11,023         12,490
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                                     318            173
                                                             ------         ------
                                             TOTAL           11,341         12,663
                                                             ======         ======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                                                $17,131        $10,766
  Adjustments
    Dividend on preferred stock                                  (7)            (7)
    Contingent price amortization                                58             58
                                                             ------         ------
                                             TOTAL          $17,182        $10,817
                                                             ======         ======

 Fully diluted
  Net income                                                $17,131        $10,766
  Adjustments
    Dividend on preferred stock                                  (7)            (7)
    Contingent price amortization                                58             58
                                                             ------         ------
                                             TOTAL          $17,182        $10,817
                                                             ======         ======

PER SHARE
 Primary
  Net income per common share
    and common equivalent share                             $  1.53        $   .85
                                                             ======         ======

 Fully diluted
  Net income per common share and
    dilutive common equivalent share                        $  1.52        $   .85
                                                             ======         ======
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